For:       Avatex Corporation

Contact:   Grady E. Schleier
           Senior Vice President and Chief Financial Officer
           (214) 365-7450



                          AVATEX CORPORATION ANNOUNCES
                    CLOSING OF MERGER WITH XETAVA CORPORATION
            RESULTING IN CANCELLATION OF PREFERRED STOCK OUTSTANDING
            --------------------------------------------------------


           DALLAS, TX -- December 7, 1999 -- Avatex Corporation (OTCBB: AVAT) announced today that it has completed its previously announced merger with Xetava Corporation, in which Xetava merged into Avatex. As previously announced, at Avatex's meeting of stockholders on December 6, 1999, the merger was approved by approximately 76% of the holders of its $5.00 cumulative convertible preferred stock, 76% of the holders of its $4.20 cumulative exchangeable preferred stock, and 66% of the holders of its common stock.

           Under the merger, Avatex's existing preferred stockholders will receive new common stock of Avatex or, at the election of the stockholder made prior to the merger, a combination of cash, secured notes, warrants and other consideration. Based on the fixed exchange ratios specified in the merger agreement, the total amount of cash being distributed to electing preferred stockholders under the merger is approximately $12,858,000, the total face amount of 6.75% notes due 2002 being issued by Avatex's wholly-owned subsidiary, Avatex Funding, Inc., to electing preferred stockholders is approximately $28,668,000, and the total number of warrants to purchase new Avatex Class A common stock being issued to electing preferred stockholders is approximately 2,319,000. In addition, electing preferred stockholders received a deferred contingent right to receive a specified percentage of any net recovery that Avatex may receive in certain litigation against McKesson Corporation and various pharmaceutical manufacturers, subject to certain limits.

           Based on the fixed exchange ratios specified in the merger agreement, the preferred stockholders that did not elect to receive combination of cash, secured notes, warrants and other consideration in the merger are being issued a total of approximately 5,840,000 shares of new Avatex Class A common stock. Avatex's existing common stock also converts into new Avatex Class A common stock on a one-for-one basis for their existing common stock. As a result, there are now approximately 19,647,000 shares of Class A common stock outstanding, and Avatex's pre-existing $5.00 preferred stock and $4.20 preferred stock are no longer outstanding.


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           Beginning today, Avatex's Class A common stock will be quoted for trading on the OTC Bulletin Board System under the symbol "AVAT", and warrants to purchase its Class A common stock will also be quoted for trading on the OTC Bulletin Board System under the symbol "AVATW". Avatex Funding's 6.75% notes due 2002 will be quoted for trading on the National Quotation Bureau "yellow sheets(TM)".

           Avatex also announced today that, as a result of the merger, all of its preferred stock and the related cumulative unpaid dividends were canceled. This results in a reduction of Avatex's entire $186.3 million redeemable preferred stock liability and a corresponding reduction of $77.8 million in the cumulative unpaid dividend liability. Subject to finalizing (i) the valuation of Avatex's Class A common stock and warrants issued in the merger, (ii) the discount rate to be used for the 6.75% notes due 2002 issued in the merger, and
(iii) the total amount of expenses related to the merger, Avatex believes that it will recognize an increase in its stockholders' equity of approximately $214 to $218 million. In addition, as a result of the purchase by Phar-Mor, Inc. of additional shares of Avatex's common stock simultaneously with the closing of the merger, Phar-Mor now owns a total of approximately 25% of Avatex's new Class A common stock. Phar-Mor's additional purchase of Avatex common stock will result in an additional charge to Avatex's stockholders' equity of approximately $2.2 million as of December 7, 1999.

           Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., its 38% owned subsidiary, Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.











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